Exhibit 99.1

July 29, 2020

Press Release

Source:	Farmers National Banc Corp.
Kevin J. Helmick, President and CEO
20 South Broad Street, P.O. Box 555
Canfield, OH 44406
330.533.3341
Email: exec@farmersbankgroup.com

FARMERS NATIONAL BANC CORP. ANNOUNCES

2020 SECOND QUARTER FINANCIAL RESULTS

•	Dedicated to assisting associates, customers and communities during the COVID-19 crisis

•	Net income of $11 million for the quarter is 29% higher than same quarter in 2019, despite a $1.7 million increase in the second quarter provision for loan losses

•	Net interest income increased 16.7% for the quarter compared to the same period a year ago as a result of higher interest income and lower interest expense

•	Significant mortgage loan activity drives a 28.2% year-over-year increase in noninterest income

•	150 consecutive quarters of profitability

•	Return on average assets, annualized was 1.56% for the second quarter

•	28% growth in customer non-brokered deposits in the quarter compared to June 30, 2019

CANFIELD, Ohio (July 29, 2020) – Farmers National Banc Corp. (Farmers) (NASDAQ: FMNB) today reported financial results for the three months ended June 30, 2020.

Net income for the three months ended June 30, 2020 was $11.0 million, or $0.39 per diluted share, which compares to $8.5 million, or $0.31 per diluted share, for the three months ended June 30, 2019 and $8.6 million or $0.30 per diluted share for the linked quarter. Net income excluding acquisition costs (non-GAAP) for the quarter ended June 30, 2020 was $11.1 million or $0.39 per share, compared to $8.5 million or $0.31 per share for the same quarter in 2019 and $9.7 million or $0.34 per share for the most recent prior quarter.

Annualized return on average assets and annualized return on average equity were 1.56% and 14.02%, respectively, for the three month period ending June 30, 2020, compared to 1.45% and 12.34% for the same three month period in 2019, and 1.32% and 11.53% for the linked quarter. Farmers’ annualized return on average tangible equity (non-GAAP) was 16.69% for the quarter ended June 30, 2020 compared to 14.59% for the same quarter in 2019 and 13.81% for the linked quarter.

Net income for the six months ended June 30, 2020 was $19.7 million, or $0.69 per diluted share, compared to $16.9 million or $0.61 per diluted share for the same six month period in 2019. Return on average assets and return on average equity were 1.44% and 12.81%, respectively, for the six months ended June 30, 2020, compared to 1.45% and 12.54% for the same period in 2019.

Kevin J. Helmick, President and CEO, stated, “For over 133 years, our success has been driven by supporting our local communities and doing what’s right for our customers. This win-win spirit is more important than ever as our communities face significant uncertainties brought on by the COVID-19 pandemic. Farmers is uniquely prepared to address the current economic environment as we benefit from diverse sources of income, proactive risk management, and a proven and motivated management team. As a result, Farmers ended the quarter with record quarterly noninterest income, regulatory capital well in excess of required minimums, a tangible common equity ratio at a solid 9.86% (non-GAAP), and a second quarter dividend payout ratio of 28.15%.”

In response to the rapidly evolving COVID-19 pandemic, the Company focused first on the well-being of its people, customers and communities. Preventative health measures were put in place including elimination of business related travel requirements, work from home requirements for all employees able to do so and social distancing precautions for all employees in the office. At the beginning of the pandemic, the Company restricted access to branch lobbies to appointment only, but has now re-opened the lobbies using personal protective equipment and maintaining social distancing guidelines and continues to conduct preventative cleaning at all offices and branches. The Company also focused on business continuity measures, including forming a COVID-19 task force, monitoring potential business interruptions, making improvements to our remote working technology, and conducting regular discussions with our technology vendors.

Farmers is offering special financial assistance to support customers who are experiencing financial hardships related to the COVID-19 pandemic. The following table reports the number and amount of payment deferrals by loan type as of dates listed:

	March 31, 2020		June 30, 2020		July 24, 2020
	Outstanding Balance	Number of Loans	Outstanding Balance	Number of Loans	Outstanding Balance	Number of Loans
Commercial real estate	$75,809	78	$43,954	44	$27,717	17
Commercial	11,839	81	8515	69	5,848	36
Agricultural	1,492	11	8340	22	2,505	12
Residential real estate	5,506	41	3785	37	1,397	15
Consumer	2,840	127	1,858	100	539	36

Total	$97,486	338	$66,452	272	$38,006	116

The Company offered three month deferrals upon request by the borrowers. The deferral requests began in the middle of March, 2020 and concluded at the end of the three month deferral period. The decline in deferred loans and balances was due to the ending of the deferment period and that not all borrowers requested additional deferment. The Company has granted a second three month deferral period to $23.8 million in commercial real estate loans and $5.7 million in commercial loans, which are included in the amounts detailed above. The second deferral period was offered to a select group of customers within specific industry codes that may have a higher credit risk. The Company anticipates that there will be a limited number of business customers with a total of a six month deferral period.

Farmers is also a preferred SBA lender and dedicated significant additional staff and other resources to help our customers complete and submit their applications and supporting documentation for loans offered under the new Paycheck Protection Program (PPP) under the Coronavirus Aid, Relief, and Economic Security (CARES) Act, so they could obtain SBA approval and receive funding as quickly as possible. At June 30, 2020, the Company had facilitated PPP assistance to 1,675 business customers totaling $199.1 million.

On January 7, 2020, Farmers announced it completed the merger of Maple Leaf Financial (“Maple Leaf”), the holding company for Geauga Savings Bank, with branches located in Cuyahoga and Geauga Counties in Ohio. The transaction increased Farmers’ market share in Cuyahoga and Geauga Counties and enables Farmers to continue building local scale throughout Northeast Ohio. As of January 7, 2020, Maple Leaf had total assets of $277.0 million, which included gross loans of $182.1 million, deposits of $183.1 million and equity of $32.1 million.

2020 Second Quarter Financial Highlights

•	Loans

Total loans were $2.15 billion at June 30, 2020, compared to $1.78 billion at June 30, 2019, representing an increase of 20.7%. Excluding the $182.1 million of loans added from the Maple Leaf acquisition, loan growth was 10.5%. The increase in loans was a direct result of Farmers’ focus on loan growth utilizing a talented lending and credit team, while adhering to a sound underwriting discipline. The increase in loans has occurred primarily in the PPP category, with $199.1 million in outstanding balances. Loans now comprise 79.6% of the Bank’s average earning assets for the quarter ended June 30, 2020, unchanged compared to the same period in 2019. The growth in loans has resulted in a 10.8% increase in tax equated loan interest income, including fees, in the second quarter of 2020 compared to the same quarter in 2019. A summary of loans summarized by industries that have particular vulnerability to the effects of COVID-19 and their outstanding balance as a percentage of total loans is shown in the following table:

	Outstanding Balance	% of total loans
Restaurants and Catering Facilities	$52,134,168	2.43%
Hotels	42,655,026	1.98%
Golf Courses	7,665,569	0.36%
Energy	1,073,850	0.05%

Total	$103,528,612	4.82%

•	Deposits and Liquidity

Farmers maintains, in the opinion of management, liquidity sufficient to satisfy depositors’ requirements and meet the credit needs of its customers. The Company’s non-brokered deposits increased 28% from $1.9 billion at June 30, 2019 to $2.4 billion at June 30, 2020. The loan to deposit ratio at June 30, 2020 stands at 88.12%, a slight improvement compared to 89.0% one year ago. The Company has additional borrowing capacity at the Federal Home Loan Bank of Cincinnati and approved lines of credit at two domestic banks.

•	Loan quality

Non-performing assets to total assets remain at a low level, currently at 0.43%, but increased from the 0.30% reported one year ago. Early stage delinquencies were $10.3 million, or 0.48% of total loans, at June 30, 2020, compared to $19.1 million, or 0.96% of total loans, for the quarter ended March 31, 2020. Net charge-offs for the current quarter were $392 thousand, compared to $305 thousand in the same quarter in 2019, and total net charge-offs as a percentage of average net loans outstanding is 0.08% for the quarter ended June 30, 2020, compared to 0.13% for the most recent quarter. The Company increased its provision for loan losses to $2.4 million, an increase of $1.3 million compared to the $1.1 million provision recorded in the most recent quarter. This additional provision is the amount determined to be required as a result of the impact of increased negative economic factors that exist in the current business environment. As an overall percentage of loans, the allowance for loan losses increased to 0.79% during the current quarter compared to 0.76% during the quarter ended March 31, 2020. Excluding the PPP loans, this allowance for loan losses to gross loans ratio increases to 0.87%. The ratio of the allowance for loan losses to gross loans, excluding PPP loans and acquired loans is 0.96%. It is also important to note that the average FICO score of our indirect lending portfolio stands at a healthy 771 and our consumer loan portfolio average FICO score is currently 766.

In accordance with the accounting relief provisions of the CARES Act, the Bank has postponed adoption of the current expected credit losses (“CECL”) accounting standards, primarily due to the impact the COVID-19 pandemic is having on the economy and the lack of reasonable and supportable economic forecasts.

•	Net interest margin

The net interest margin for the three months ended June 30, 2020 was 3.74%, a 10 basis points decrease from the quarter ended June 30, 2019, but only 1 basis point less than the 3.75% reported for the linked quarter. In comparing the second quarter of 2020 to the same period in 2019, asset yields decreased 37 basis points, while the cost of interest-bearing liabilities decreased a similar 36 basis points. Most of the decrease in the asset yields was the result of lower rates earned on loans, declining from 5.14% to 4.75% due to the decrease in the prime lending rate and the addition of the lower yielding PPP loans. The cost of interest bearing liabilities decreased as the Federal Funds target rate was lowered to a target of 0-0.25% at the start of the COVID-19 pandemic in the United States. Each of the major interest-bearing liability categories experienced cost decreases compared to one year ago. The net interest margin is impacted by the additional accretion as a result of the discounted loan portfolios acquired in the previous mergers, which increased the net interest margin by 5 basis points for the quarter ended June 30, 2020 and 5 basis points for the quarter ended June 30, 2019.

•	Noninterest income

Noninterest income increased 28.15% to $9.1 million for the quarter ended June 30, 2020 compared to $7.1 million in the same quarter in 2019. Gains on the sales of mortgage loans increased $2.6 million or 246.73%, as lower interest rates prompted an increase in mortgage loan refinancing and new home purchases. Debit card interchange fees increased $80 thousand or 9.02%, but that increase was offset by $42 thousand or 9.33% less in retirement plan consulting fees and reduced income from SBIC Funds which impacted other operating income. The Company also experienced a $340 thousand decrease in deposit account service charge income due to a change in consumer behavior and the waiver of some overdraft fees during the COVID-19 pandemic.

•	Noninterest expenses

Farmers has remained committed to managing the level of noninterest expenses. Total noninterest expenses for the second quarter of 2020 increased 5.35% to $17.7 million compared to $16.8 million in the same quarter in 2019, primarily as a result of increases in salaries and employee benefits of $447 thousand or 4.82%, FDIC insurance premiums of $140 thousand or 164.71% and core processing charges and telephone and data costs of $131 thousand each. Other operating expenses increased $29 thousand or 1.07%, of which approximately $407 thousand was the result of an adjustment to mortgage servicing rights resulting from higher than expected mortgage loan payoffs. This increase was offset by a $505 thousand drop in litigation settlement expense. Annualized noninterest expenses excluding acquisition costs (non-GAAP) measured as a percentage of quarterly average assets decreased from 2.83% in the second quarter of 2019 to 2.50% in the second quarter of 2020.

•	Efficiency ratio

The efficiency ratio for the quarter ended June 30, 2020 decreased to 50.75% compared to 58.28% for the same quarter in 2019. The improvement in mortgage banking income and net interest income, accompanied with careful management of noninterest expenses were the main drivers of the improvement.

Mr. Helmick concluded, “I want to extend my sincere thanks to all of our associates for their dedication and hard work during these unprecedented times. We remain committed to doing the right thing for our communities. On behalf of everyone at Farmers, we are proud to help our local business and individual customers alike.”

Founded in 1887, Farmers National Banc Corp. is a diversified financial services company headquartered in Canfield, Ohio, with $2.9 billion in banking assets. Farmers National Banc Corp.’s wholly-owned subsidiaries are comprised of The Farmers National Bank of Canfield, a full-service national bank engaged in commercial and retail banking with 42 banking locations in Mahoning, Trumbull, Columbiana, Stark, Wayne, Medina, Geauga and Cuyahoga Counties in Ohio and Beaver County in Pennsylvania, and Farmers Trust Company, which operates five trust offices and offers services in the same geographic markets. Total wealth management assets under care at June 30, 2020 are $2.4 billion. Farmers National Insurance, LLC and Bowers Insurance Agency, Inc., wholly-owned subsidiaries of The Farmers National Bank of Canfield, offer a variety of insurance products.

Non-GAAP Disclosure

This press release includes disclosures of Farmers’ tangible common equity ratio, return on average tangible assets, return on average tangible equity and net income excluding costs related to acquisition activities, which are financial measures not prepared in accordance with generally accepted accounting principles in the United States (GAAP). A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed by GAAP. Farmers believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and Farmers’ marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with GAAP. The reconciliations of non-GAAP financial measures are included in the tables following Consolidated Financial Highlights below.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about Farmers’ financial condition, results of operations, asset quality trends and profitability. Forward-looking statements are not historical facts but instead represent only management’s current expectations and forecasts regarding future events, many of which, by their nature, are inherently uncertain and outside of Farmers’ control. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions, as well as any statements related to future expectations of performance or conditional verbs, such as “will,” “would,” “should,” “could” or “may.” Farmers’ actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Factors that could cause Farmers’ actual results to differ materially from those described in the forward-looking statements include impacts from COVID-19 on local, national and global economic conditions; higher default rates on loans made to our customers related to COVID-19 and its impact on our customers’ operations and financial condition; unexpected changes in interest rates or disruptions in the mortgage markets related to COVID-19 or other responses to the health crisis; and the other factors contained in Farmers’ Annual Report on Form 10-K for the year ended December 31, 2019, and subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission (SEC) and available on Farmers’ website (www.farmersbankgroup.com) and on the SEC’s website (www.sec.gov). Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. Farmers does not undertake any obligation to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Farmers National Banc Corp. and Subsidiaries

Consolidated Financial Highlights

(Amounts in thousands, except per share results) Unaudited

Consolidated Statements of Income

	For the Three Months Ended					For the Six Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,	Percent
	2020	2020	2019	2019	2019	2020	2019	Change
Total interest income	$28,142	$27,717	$25,847	$25,931	$25,529	$55,859	$50,208	11.3%
Total interest expense	4,221	5,415	4,682	5,174	5,038	9,636	9,752	-1.2%

Net interest income	23,921	22,302	21,165	20,757	20,491	46,223	40,456	14.3%
Provision for loan losses	2,400	1,100	600	550	750	3,500	1,300	169.2%
Noninterest income	9,136	7,870	7,814	7,576	7,129	17,006	13,772	23.5%
Acquisition related costs (income)	48	1,319	104	112	(19)	1,367	(19)	-7294%
Other expense	17,692	17,418	16,414	16,446	16,858	35,110	32,958	6.5%

Income before income taxes	12,917	10,335	11,861	11,225	10,031	23,252	19,989	16.3%
Income taxes	1,906	1,696	2,186	2,071	1,488	3,602	3,058	17.8%

Net income	$11,011	$8,639	$9,675	$9,154	$8,543	$19,650	$16,931	16.1%

Average diluted shares outstanding	28,280	28,710	27,829	27,819	27,931	28,492	27,950
Basic earnings per share	0.39	0.30	0.35	0.33	0.31	0.69	0.61
Diluted earnings per share	0.39	0.30	0.35	0.33	0.31	0.69	0.61
Cash dividends	3,100	3,104	2,767	2,767	2,504	6,204	5,004
Cash dividends per share	0.11	0.11	0.10	0.10	0.09	0.22	0.18
Performance Ratios
Net Interest Margin (Annualized)	3.74%	3.75%	3.84%	3.79%	3.84%	3.74%	3.83%
Efficiency Ratio (Tax equivalent basis)	50.75%	59.72%	54.51%	55.90%	58.28%	55.04%	58.06%
Return on Average Assets (Annualized)	1.56%	1.32%	1.58%	1.51%	1.45%	1.44%	1.45%
Return on Average Equity (Annualized)	14.02%	11.53%	12.78%	12.49%	12.34%	12.81%	12.54%
Dividends to Net Income	28.15%	35.93%	28.60%	30.23%	29.31%	31.57%	29.56%
Other Performance Ratios (Non-GAAP)
Return on Average Tangible Assets	1.58%	1.33%	1.62%	1.55%	1.47%	1.46%	1.47%
Return on Average Tangible Equity	16.69%	13.81%	15.03%	14.80%	14.59%	15.03%	14.82%
Return on Average Tangible Equity excluding acquisition costs	16.75%	15.50%	15.17%	14.95%	14.55%	15.88%	14.80%

Consolidated Statements of Financial Condition

	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
	2020	2020	2019	2019	2019
Assets
Cash and cash equivalents	$103,954	$83,107	$70,760	$85,675	$64,007
Securities available for sale	475,614	448,043	432,233	423,193	424,252
Equity securities	8,375	8,080	7,909	7,856	7,222
Loans held for sale	3,395	3,272	2,600	2,079	1,093
Loans	2,149,690	1,976,582	1,811,539	1,784,125	1,780,504
Less allowance for loan losses	16,960	14,952	14,487	14,261	14,222

Net Loans	2,132,730	1,961,630	1,797,052	1,769,864	1,766,282

Other assets	161,612	164,256	138,604	144,543	143,093

Total Assets	$2,885,680	$2,668,388	$2,449,158	$2,433,210	$2,405,949

Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$593,162	$449,952	$434,126	$432,609	$415,935
Interest-bearing	1,846,323	1,796,325	1,574,838	1,608,043	1,584,700

Total deposits	2,439,485	2,246,277	2,008,964	2,040,652	2,000,635
Other interest-bearing liabilities	80,115	96,852	122,197	76,324	96,978
Other liabilities	34,728	21,523	18,688	23,011	23,511

Total liabilities	2,554,328	2,364,652	2,149,849	2,139,987	2,121,124
Stockholders’ Equity	331,352	303,736	299,309	293,223	284,825

Total Liabilities and Stockholders’ Equity	$2,885,680	$2,668,388	$2,449,158	$2,433,210	$2,405,949

Period-end shares outstanding	28,180	28,127	27,671	27,669	27,768
Book value per share	$11.76	$10.80	$10.82	$10.60	$10.26
Tangible book value per share (Non-GAAP)*	9.92	8.94	9.28	9.04	8.70

*	Tangible book value per share is calculated by dividing tangible common equity by average outstanding shares

Capital and Liquidity
Common Equity Tier 1 Capital Ratio (a)	12.56%	12.26%	12.94%	12.70%	12.47%
Total Risk Based Capital Ratio (a)	13.38%	13.43%	13.82%	13.58%	13.34%
Tier 1 Risk Based Capital Ratio (a)	12.66%	12.70%	13.03%	12.83%	12.59%
Tier 1 Leverage Ratio (a)	9.37%	10.18%	10.69%	10.42%	10.27%
Equity to Asset Ratio	11.48%	11.38%	12.22%	12.05%	11.84%
Tangible Common Equity Ratio (b)	9.86%	9.61%	10.67%	10.47%	10.22%
Net Loans to Assets	73.91%	73.51%	73.37%	72.74%	73.41%
Loans to Deposits	88.12%	87.99%	90.17%	87.43%	89.00%
Asset Quality
Non-performing loans	$12,225	$11,845	$6,345	$6,749	$7,252
Other Real Estate Owned	41	131	19	74	74
Non-performing assets	12,266	11,976	6,364	6,823	7,326
Loans 30—89 days delinquent	10,336	19,067	11,893	9,076	10,203
Charged-off loans	524	749	519	674	588
Recoveries	132	114	145	163	283
Net Charge-offs	392	635	374	511	305
Annualized Net Charge-offs to
Average Net Loans Outstanding	0.08%	0.13%	0.09%	0.12%	0.07%
Allowance for Loan Losses to Total Loans	0.79%	0.76%	0.80%	0.80%	0.80%
Non-performing Loans to Total Loans	0.57%	0.60%	0.35%	0.38%	0.41%
Allowance to Non-performing Loans	138.73%	126.23%	228.32%	211.31%	196.11%
Non-performing Assets to Total Assets	0.43%	0.45%	0.26%	0.28%	0.30%

(a)	June 30, 2020 ratio is estimated
(b)	This is a non-GAAP financial measure. A reconciliation to GAAP is shown below

Reconciliation of Total Assets to Tangible Assets

						For the Six Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
	2020	2020	2019	2019	2019	2020	2019
Total Assets	$2,885,680	$2,668,388	$2,449,158	$2,433,210	$2,405,949	$2,885,680	$2,405,949
Less Goodwill and other intangibles	51,866	52,337	42,645	42,973	43,298	51,866	43,298

Tangible Assets	$2,833,814	$2,616,051	$2,406,513	$2,390,237	$2,362,651	$2,833,814	$2,362,651

Average Assets	2,842,730	2,641,597	2,424,574	2,409,010	2,369,388	2,741,903	2,354,112
Less average Goodwill and other intangibles	52,052	51,103	42,859	43,187	43,508	47,088	43,674

Average Tangible Assets	$2,790,678	$2,590,494	$2,381,715	$2,365,823	$2,325,880	$2,694,815	$2,310,438

Reconciliation of Common Stockholders’ Equity to Tangible Common Equity

						For the Six Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
	2020	2020	2019	2019	2019	2020	2019
Stockholders’ Equity	$331,352	$303,736	$299,309	$293,223	$284,825	$331,352	$284,825
Less Goodwill and other intangibles	51,866	52,337	42,645	42,973	43,298	51,866	43,298

Tangible Common Equity	$279,486	$251,399	$256,664	$250,250	$241,527	$279,486	$241,527

Average Stockholders’ Equity	315,988	301,408	300,355	290,673	277,746	308,524	272,218
Less average Goodwill and other intangibles	52,052	51,103	42,859	43,187	43,508	47,088	43,674

Average Tangible Common Equity	$263,936	$250,305	$257,496	$247,486	$234,238	$261,436	$228,544

Reconciliation of Net Income, Excluding Acquisition Related Costs

	For the Three Months Ended					For the Six Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
	2020	2020	2019	2019	2019	2020	2019
Net income	$11,011	$8,639	$9,675	$9,154	$8,543	$19,650	$16,931
Acquisition related costs (income) - tax equated	41	1,063	90	97	(20)	1,104	(20)

Net income - Adjusted	$11,052	$9,702	$9,765	$9,251	$8,523	$20,754	$16,911

Diluted EPS excluding acquisition costs	$0.39	$0.34	$0.35	$0.33	$0.31	$0.73	$0.61

	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
End of Period Loan Balances	2020	2020	2019	2019	2019
Commercial real estate	$715,342	$714,477	$616,778	$602,580	$614,452
Commercial	472,012	283,033	255,823	251,613	256,657
Residential real estate	528,853	541,534	500,024	499,996	493,529
Consumer	208,374	210,173	209,271	207,319	207,417
Agricultural loans	221,556	223,977	226,333	219,487	205,544

Total, excluding net deferred loan costs	$2,146,137	$1,973,194	$1,808,229	$1,780,995	$1,777,599

	For the Three Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
Noninterest Income	2020	2020	2019	2019	2019
Service charges on deposit accounts	$753	$1,095	$1,139	$1,208	$1,093
Bank owned life insurance income	204	208	192	204	208
Trust fees	1,852	1,857	1,891	1,905	1,821
Insurance agency commissions	681	883	696	681	739
Security gains (losses)	(26)	157	28	22	(18)
Retirement plan consulting fees	408	380	343	338	450
Investment commissions	304	423	435	384	327
Net gains on sale of loans	3,658	1,366	1,517	1,143	1,055
Debit card and EFT fees	967	851	922	935	887
Other operating income	335	650	651	756	567

Total Noninterest Income	$9,136	$7,870	$7,814	$7,576	$7,129

	For the Three Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
Noninterest Expense	2020	2020	2019	2019	2019
Salaries and employee benefits	$9,713	$10,231	$9,128	$9,422	$9,266
Occupancy and equipment	1,675	1,800	1,667	1,615	1,650
State and local taxes	583	464	416	468	472
Professional fees	823	816	787	654	887
Merger related costs (income)	48	1,319	104	112	(19)
Advertising	322	271	607	437	442
FDIC insurance	225	225	79	80	85
Intangible amortization	331	332	326	326	327
Core processing charges	934	861	876	900	803
Telephone and data	348	203	235	236	217
Other operating expenses	2,738	2,215	2,293	2,308	2,709

Total Noninterest Expense	$17,740	$18,737	$16,518	$16,558	$16,839

Average Balance Sheets and Related Yields and Rates

(Dollar Amounts in Thousands)

	Three Months Ended			Three Months Ended
	June 30, 2020			June 30, 2019
	AVERAGE			AVERAGE
	BALANCE	INTEREST (1)	RATE (1)	BALANCE	INTEREST (1)	RATE (1)
EARNING ASSETS
Loans (2)	$2,101,500	$24,842	4.75%	$1,749,828	$22,431	5.14%
Taxable securities	197,906	1,278	2.60	195,934	1,238	2.53
Tax-exempt securities (2)	252,818	2,459	3.91	211,533	2,065	3.92
Equity securities	17,687	137	3.12	12,055	171	5.69
Federal funds sold and other	70,279	30	0.17	29,205	158	2.17

Total earning assets	2,640,190	28,746	4.38	2,198,555	26,063	4.75
Nonearning assets	202,540			170,833

Total assets	$2,842,730			$2,369,388

INTEREST-BEARING LIABILITIES
Time deposits	$493,048	$2,181	1.78%	$401,005	$1,984	1.98%
Brokered time deposits	84,198	319	1.52	94,463	559	2.35
Savings deposits	457,188	267	0.23	416,024	340	0.33
Demand deposits	823,058	1,093	0.53	631,436	1,476	0.94
Short term borrowings	12,613	18	0.57	100,199	631	2.53
Long term borrowings	76,751	343	1.80	5,724	48	3.36

Total interest-bearing liabilities	$1,946,856	4,221	0.87	$1,648,851	5,038	1.23

NONINTEREST-BEARING LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand deposits	556,649			425,672
Other liabilities	23,237			17,119
Stockholders’ equity	315,988			277,746

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,842,730			$2,369,388

Net interest income and interest rate spread		$24,525	3.51%		$21,025	3.52%

Net interest margin			3.74%			3.84%

(1)	Interest and yields are calculated on a tax-equivalent basis where applicable.
(2)

For 2020, adjustments of $98 thousand and $506 thousand, respectively, were made to tax equate income on tax exempt loans and tax exempt securities. For 2019, adjustments of $107 thousand and $427 thousand, respectively, were made to tax equate income on tax exempt loans and tax exempt securities. These adjustments were based on a marginal federal income tax rate of 21%, less disallowances.

	Six Months Ended			Six Months Ended
	June 30, 2020			June 30, 2019
	AVERAGE			AVERAGE
	BALANCE	INTEREST (1)	RATE (1)	BALANCE	INTEREST (1)	RATE (1)
EARNING ASSETS
Loans (2)	$2,014,678	$49,039	4.89%	$1,738,953	$44,002	5.10%
Taxable securities	209,139	2,825	2.72	195,871	2,482	2.56
Tax-exempt securities	242,016	4,702	3.91	209,586	4,076	3.92
Equity securities (2)	16,996	277	3.28	12,058	346	5.79
Federal funds sold and other	64,090	179	0.56	31,712	354	2.25

Total earning assets	2,546,919	57,022	4.50	2,188,180	51,260	4.72
Nonearning assets	194,984			165,932

Total assets	$2,741,903			$2,354,112

INTEREST-BEARING LIABILITIES
Time deposits	$494,385	$4,623	1.88%	$384,643	$3,642	1.91%
Brokered time deposits	94,846	802	1.69	70,793	825	2.33
Savings deposits	441,232	588	0.27	418,306	648	0.31
Demand deposits	756,882	2,486	0.66	610,631	2,679	0.88
Short term borrowings	37,544	338	1.81	148,723	1,862	2.52
Long term borrowings	88,491	799	1.82	5,815	96	3.33

Total interest-bearing liabilities	$1,913,380	9,636	1.01	$1,638,911	9,752	1.20
NONINTEREST-BEARING LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand deposits	$502,710			$427,039
Other liabilities	17,289			15,944
Stockholders’ equity	308,524			272,218

TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$2,741,903			$2,354,112

Net interest income and interest rate spread		$47,386	3.49%		$41,508	3.52%

Net interest margin			3.74%			3.83%

(1)	Interest and yields are calculated on a tax-equivalent basis where applicable.
(2)

For 2020, adjustments of $196 thousand and $967 thousand, respectively, were made to tax equate income on tax exempt loans and tax exempt securities. For 2019, adjustments of $209 thousand and $843 thousand, respectively, were made to tax equate income on tax exempt loans and tax exempt securities. These adjustments were based on a marginal federal income tax rate of 21%, less disallowances.